Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Kioni Holdings Limited

We consent to the inclusion in the Form S-1 Amendment No.2 Registration Statements under the Securities Act of 1933 of our report dated January 31, 2024, of the balance sheet as of December 31, 2023 and the related statements of operations, stockholders' equity, and cashflows for the period November 28, 2023 to December 31 2023.

We also consent to the reference to our firm as an expert in accounting and auditing under "Experts" in the Registration Statement.

/s/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

April 12, 2024